KINETICS PORTFOLIOS TRUST
SEVENTH AMENDMENT TO THE
FUND ADMINISTRATION SERVICING AGREEMENT

THIS SEVENTH AMENDMENT dated as of June 30, 2009, to the Fund Administration Servicing Agreement, dated as of January 1, 2002, as amended December 15, 2005, June 16, 2006, December 15, 2006, March 5, 2007, December 6, 2007 and March 1, 2008, is entered into by and between Kinetics Portfolios Trust, a Delaware business trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the Trust and USBFS have entered into a Fund Administration Servicing Agreement dated as of January 1, 2002, as previously amended (the “Agreement”); and

WHEREAS, the Trust and USBFS desire to amend the fees of the Agreement; and

WHEREAS, Section 6 of the Agreement allows for its amendment by a written instrument executed by the Trust and USBFS;

NOW, THEREFORE, the Trust and USBFS agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KINETICS PORTFOLIOS TRUST	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Leonid Polyakov	By: /s/ Michael R. McVoy

Name: Leonid Polyakov	Name: Michael R. McVoy

Title: Treasurer	Title: Executive Vice President

Exhibit A to the Fund Administration Agreement – Kinetics Portfolio Trust
Administration Services - Annual Fee Schedule
Master Portfolios
Separate Series of Kinetics Portfolios Trust at June 30, 2009

Name of Series
The Internet Portfolio
The Medical Portfolio
The Global Portfolio
The Paradigm Portfolio
The Small Cap Opportunities Portfolio
The Kinetics Government Money Market Portfolio
The Market Opportunities Portfolio
The Water Infrastructure Portfolio
The Multi-Disciplinary Portfolio

The Internet Portfolio, The Medical Portfolio, The Global Portfolio, The Paradigm Portfolio, The Small Cap Opportunities Portfolio, The Kinetics Government Money Market Portfolio, The Market Opportunities Portfolio, the Water Infrastructure Portfolio and The Multi-Disciplinary Portfolio have the following fee schedule:

Annual fee:
___ basis points on the first $__ Billion
___ basis points on the next $__ Billion
___ basis points on the balance

Minimum Annual Fee:$_________
Note: Minimum is based on the combined fees for both the Master Portfolios and the Feeder Funds which includes out-of-pocket technology charge of $______ per quarter.
Multi-Disciplinary Portfolio – tax review of quarterly distributions: $___ per quarter

Plus out-of-pocket expense reimbursements, including but not limited to:
Postage
Programming
Stationery
Proxies
Retention of records
Special reports
Federal and state regulatory filing fees
Certain insurance premiums
Expenses from board of trustees meetings
Auditing and legal expenses
All other out-of-pocket expenses
Fees are billed monthly